EXHIBIT 99.1

For Immediate Release

Contact:

Frederick L. Hickman, President and CEO

(570) 344-6113

North Penn Bancorp, Inc. Announces Adoption

Plan of Conversion and Reorganization

Scranton, PA, April 25, 2007 – North Penn Bancorp, Inc. (the “Company”) (OTCBB: NPEN), holding company for North Penn Bank, announced today that the Board of Directors of the Company has unanimously adopted a Plan of Conversion and Reorganization pursuant to which North Penn Bank will reorganize from the mutual holding structure to the stock holding company structure.

North Penn Bank will reorganize from the two-tier mutual holding company structure to a stock holding company structure and will undertake a “second-step” stock offering of new shares of common stock. North Penn Mutual Holding Company (the “MHC”), which owns approximately 53.7% of the outstanding common stock of the Company, will be merged with and into North Penn Bank as part of the reorganization. North Penn Bank converted from a mutual savings bank to the two-tier holding company structure in 2005 and concurrently offered and sold a minority of the shares of the mid-tier stock holding company created at that time.

Shareholders, other than the MHC, will receive shares of common stock of a new Pennsylvania corporation pursuant to an “exchange ratio” designed to preserve their aggregate percentage ownership interest. The exchange ratio will be determined based upon an appraisal of the Company, which is to be performed by an independent appraiser. Additionally, the shares held by the MHC will be retired and the new holding company will offer and sell shares of common stock in an amount representing the percentage ownership interest currently held by the MHC, also to be based on an appraisal of the Company. The new Pennsylvania holding company will offer shares of its common stock for sale to North Penn Bank’s eligible account holders, to North Penn Bank’s tax-qualified employee benefit plans and to members of the general public in a subscription and community offering in the manner and subject to the priorities set forth in the Plan. The highest priority will be depositors with qualifying deposits as of December 31, 2005.

The conversion and reorganization will be subject to approval of North Penn Bank’s depositors, the Company’s shareholders (including the approval of a majority of the shares held by persons other than the MHC) and regulatory agencies.

Muldoon Murphy & Aguggia LLP will serve as special counsel to the Company for the conversion. Ryan Beck & Co., Inc. will serve as financial advisor.

Information, including the details of the offering and business and financial information about the Company and North Penn Bank, will be provided in proxy materials and a prospectus when the offering commences, expected to be during the third quarter of 2007.

North Penn Bank is headquartered in Scranton, Pennsylvania and operates through five banking offices in Scranton, Stroudsburg, Clarks Summit and Effort, Pennsylvania.

This release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the prospectus when accompanied by a stock order form. The shares of common stock of the Company are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

This press release contains certain forward-looking statements about the conversion. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the Plan of Conversion and Reorganization, difficulties in selling the conversion stock or in selling the conversion stock within the expected time frame, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company is engaged.